EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Date:	June 16, 2006
Contacts:	Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP CLOSES $15 MILLION TRUST PREFERRED PRIVATE PLACEMENT

Porterville, CA – June 16, 2006 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced the private issuance of $15 million in trust preferred securities (“TRUPS”) through a newly-established subsidiary, Sierra Capital Trust III, as part of a pooled transaction with several other financial institutions. The securities mature on September 23, 2036, and are callable at par after five years. They bear interest at a quarterly adjustable rate of three-month LIBOR plus 1.40%. While these securities currently qualify as capital for regulatory purposes, no assurance can be given that this capital treatment will continue to apply in the future.

James C. Holly, President and Chief Executive Officer, noted that the proceeds will likely be used to retire $15 million in TRUPS that become callable in December 2006, after which the Company will continue to use its TRUPS proceeds for general corporate purposes, including support for the growth and expansion of Bank of the Sierra. The decision to replace the Company’s first issuance of TRUPS was driven by cost considerations. “Rate spreads on trust preferred securities have declined dramatically over the past several years, but have recently started to increase and appear likely to climb further in coming months. We thus felt it might be advantageous to ‘pre-fund’ the anticipated replacement of our higher-cost TRUPS that become callable later this year,” Holly explained.

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 29th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over $1.1 billion in total assets and currently maintains twenty branch offices, an agricultural credit center, and an SBA center. In June 2005, Sierra Bancorp was added to the Russell 2000 index based on relative growth in market capitalization. In its July 2005 edition, US Banker magazine ranked Sierra Bancorp as the nation’s 8th best performing publicly-traded community bank based on three-year average return on equity.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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